Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-221411

January 8, 2019

Final Pricing Terms

Energy Transfer Operating, L.P.

$750,000,000 4.500% Senior Notes Due 2024

$1,500,000,000 5.250% Senior Notes Due 2029

$1,750,000,000 6.250% Senior Notes Due 2049

Issuer:	Energy Transfer Operating, L.P.

Guarantor:	Sunoco Logistics Partners Operations L.P.

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Security Type:	Senior Unsecured Notes

Form:	SEC Registered

Pricing Date:	January 8, 2019

Settlement Date (T+5):	January 15, 2019. It is expected that delivery of the notes will be made to investors on or about January 15, 2019, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and such purchasers should consult their own advisors.

Net Proceeds (before offering expenses):	$3,961,992,500

Delivery:	DTC (deliverable through Euroclear and Clearstream)

	$750,000,000 4.500% Senior Notes Due 2024	$1,500,000,000 5.250% Senior Notes Due 2029	$1,750,000,000 6.250% Senior Notes Due 2049

Principal Amount:	$750,000,000	$1,500,000,000	$1,750,000,000

Maturity Date:	April 15, 2024	April 15, 2029	April 15, 2049

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2019	April 15 and October 15, beginning April 15, 2019	April 15 and October 15, beginning April 15, 2019

Benchmark Treasury:	2.625% due December 31, 2023	3.125% due November 15, 2028	3.000% due August 15, 2048

Benchmark Treasury Price / Yield:	100-07 / 2.578%	103-13 / 2.728%	99-24+ / 3.012%

Spread to Benchmark:	+200 bps	+255 bps	+325 bps

Yield to Maturity:	4.578%	5.278%	6.262%

Coupon:	4.500%	5.250%	6.250%

Public Offering Price:	99.646% of the Principal Amount	99.789% of the Principal Amount	99.850% of the Principal Amount

Make-Whole Call:	T+30 bps	T+40 bps	T+50 bps

Call at Par:	On or after March 15, 2024	On or after January 15, 2029	On or after October 15, 2048

CUSIP / ISIN:	29278N AH6 / US29278NAH61	29278N AG8 / US29278NAG88	29279F AA7 / US29279FAA75

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

Barclays Capital Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. BMO Capital Markets Corp. Credit Suisse Securities (USA) LLC Fifth Third Securities, Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Additional Information

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.

This pricing term sheet supplements the preliminary prospectus supplement filed by Energy Transfer Operating, L.P. on January 8, 2019 relating to the prospectus dated November 8, 2017.